Exhibit-32.1 -- Certification per Sarbanes-Oxley Act (Section 906)

I am the Interim Chief Executive and Financial Officer of Reshoot Production Company, a Nevada corporation (the "Company"). I am delivering this certificate in connection with the amended Form 10-Q/A of the Company for the quarter ended June 30, 2011 and filed with the U. S. Securities and Exchange Commission ("Form 10-Q/A").

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I hereby certify that, to the best of my knowledge, the Form 10-Q fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in the amended Form 10-Q/A fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 16, 2011

/s/ Marc Schechtman

Marc Schechtman

Interim Principal Executive Officer

Interim Principal Financial Officer